AMERON INTERNATIONAL CORPORATION
245 South Los Robles Avenue
Pasadena, California  91101-3638

$50,000,000 5.36% Senior Secured Notes due November 30, 2009

 January 24, 2003

TO EACH OF THE PURCHASERS LISTED ON
THE ATTACHED SIGNATURE PAGES:

Ladies and Gentlemen:

Ameron International Corporation, a Delaware corporation (the “Company”), agrees with you as follows:

1.           AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of $50,000,000 aggregate principal amount of its 5.36% Senior Secured Notes due November 30, 2009 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Company.  The Notes shall be secured by the Collateral pursuant to the Collateral Documents and guaranteed by the Subsidiary Guarantors pursuant to the Subsidiary Guaranty.  Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.           SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof.  Each of your obligations hereunder are several and not joint obligations and you shall have no obligation and no liability to any Person for the performance or non-performance by any Other Purchaser hereunder.

3.           CLOSING.

The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of O’Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California 90071-2899, at 9:00 a.m., Los Angeles time, at a closing (the “Closing”) on January 24, 2003 or on such other Business Day thereafter on or prior to January 31, 2003 as may be agreed upon by the Company and you and the Other Purchasers.  At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $500,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds as directed by the Company in a funding instruction letter delivered to you at least two Business Days prior to Closing.  If at the Closing the Company shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.           CONDITIONS TO CLOSING.

Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

4.1.        Representations and Warranties.

The representations and warranties of the Note Parties in the Note Documents shall be correct when made and at the time of the Closing.

4.2.        Performance; No Default.

Each Note Party shall have performed and complied with all agreements and conditions contained in the Note Documents required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14) no Default or Event of Default shall have occurred and be continuing.  Neither the Company nor any Subsidiary shall have entered into any transaction since August 31, 2002 that would have been prohibited by Section 10 hereof had such Section applied since such date.

4.3.        Compliance Certificate.

The Company shall have delivered to you an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

4.4.        Opinions of Counsel.

You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a) from Javier Solis, Esq. and Gibson, Dunn & Crutcher LLP, General Counsel and Special Counsel, respectively, for the Company and the other Note Parties, covering the matters set forth in Exhibit 2(a) and Exhibit 2(b), respectively, and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you) and (b) from O’Melveny & Myers LLP, your special counsel in connection with such transactions, covering such matters incident to such transactions as you may reasonably request.

4.5.        Purchase Permitted By Applicable Law, etc.

On the date of the Closing your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.  If requested by you, you shall have received an Officer’s Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.6.        Sale of Other Notes.

Contemporaneously with the Closing the Company shall sell to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.

4.7.        Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

4.8.        Private Placement Number.

A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

4.9.        Changes in Corporate Structure.

Except as specified in Schedule 4.9, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 5.5.

4.10.      Security Interests in Personal and Mixed Property.

To the extent not otherwise satisfied pursuant to Section 4.11, you shall have received evidence satisfactory to you that the Note Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (b), (c) and (d) below) that may be necessary or, in your opinion or the opinion of the Collateral Agent, desirable in order to create in favor of the Collateral Agent, for the benefit of the Intercreditor Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral.  Such actions shall include the following:

(a)           Stock Certificates.  Delivery to the Collateral Agent of  certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to the Collateral Agent) representing all Capital Stock pledged pursuant to the Security Agreement;

(b)           Lien Searches and UCC Termination Statements.  Delivery to the Collateral Agent of (a) the results of a recent search, by a Person satisfactory to the Collateral Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Note Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

(c)           UCC Financing Statements and Fixture Filings.  Delivery to the Collateral Agent of UCC financing statements and, where appropriate, fixture filings, identifying each applicable Note Party, as debtor, with respect to all personal and mixed property Collateral of such Note Party, for filing in all jurisdictions as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

(d)           PTO Cover Sheets, Etc.  Delivery to the Collateral Agent of all cover sheets or other documents or instruments required to be filed with the United States Patent and Trademark Office in order to create or perfect Liens in respect of any Collateral; and

(e)           Opinions of Local Counsel.  Delivery to you and the Collateral Agent of an opinion of counsel (which counsel shall be reasonably satisfactory to you and the Collateral Agent) under the laws of each jurisdiction in which any Note Party or any real property Collateral is located with respect to the creation and perfection of the security interests in favor of the Collateral Agent in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as you or the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to you and the Collateral Agent.

4.11.      Mortgages.

The Collateral Agent shall have received from the Company:

        (a)           Mortgages.  Fully executed and notarized Mortgages in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the Mortgaged Property.

                    (b)           Title Insurance.  (a) Title insurance policies in ALTA form (standard lenders’ policy with survey exception) or unconditional commitments therefor (the “Mortgage Policies”) issued by the Title Company with respect to the Mortgaged Property, including a 1970 policy jacket or a policy jacket of later date which includes a waiver of arbitration, in amounts not less than the respective amounts designated therein with respect to the Mortgaged Property, insuring fee simple title to the Mortgaged Property vested in the applicable Note Party and insuring that the Mortgages create a valid and enforceable First Priority mortgage Lien on the Mortgaged Property encumbered thereby, subject only to Liens permitted by this Agreement and the other Note Documents, which Mortgage Policies shall provide for affirmative insurance and such reinsurance and endorsements as the Collateral Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Collateral Agent; and (b) evidence satisfactory to the Collateral Agent that the Company has paid to the Title Company or to the appropriate governmental authorities all expenses and premiums of the Title Company in connection with the issuance of the Mortgage Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages in the appropriate real estate records.

4.12.      Evidence of Insurance.

You and the Collateral Agent shall have received a certificate from the Company’s insurance broker or other evidence satisfactory to you that all insurance required to be maintained pursuant to the Collateral Documents is in full force and effect and that the Collateral Agent has been named as additional insured and/or loss payee thereunder to the extent required under the Collateral Documents.

4.13.      Note Party Documents.

On or before the date of the Closing, the Company shall, and shall cause each other Note Party, to have delivered to you with respect to the Company or such Note Party, as the case may be, each, unless otherwise noted, dated the date of the Closing:

(a)           Certified copies of the Organizational Documents of such Person, together with a good standing certificate from the Secretary of State of its jurisdiction of organization, and each other state in which the Company or such Subsidiary Guarantor has major operations or manufacturing facilities and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such states, each to be dated a recent date prior to the date of the Closing;

(b)           Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Note Documents to which it is a party, certified as of the date of the Closing by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(c)           Signature and incumbency certificates of the officers of the Note Party executing the documents referred to in item (b) above, and any other documents, instruments and certificates required to be executed by such Note Party in connection herewith or therewith;

(d)           Copies of the Note Documents, duly executed by each party thereto; and

(e)           Such other documents or certificates as you may reasonably request.

4.14.      Collateral Agency and Intercreditor Agreement.

                      On or before the date of the Closing, the Collateral Agency and Intercreditor Agreement shall have been duly executed and delivered by the parties thereto.

4.15.      Structuring Fee.

In connection with this transaction, and as set forth in that certain commitment letter dated December 27, 2002, the Company shall have paid to the Purchasers a structuring fee in the aggregate amount of $50,000, and the Purchasers hereby confirm receipt of such structuring fee.

4.16.      Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

5.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to you that:

5.1.           Organization; Power and Authority.

The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of the Company and its Subsidiaries has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Notes and the other Note Documents to which it is a party and to perform the provisions hereof and thereof.

5.2.           Authorization, etc.

This Agreement, the Notes and the other Note Documents have been duly authorized by all necessary corporate action on the part of each Note Party party thereto, and this Agreement and the other Note Documents constitute, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the each Note Party party thereto enforceable against such Note Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.           Disclosure.

This Agreement, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Section 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as otherwise disclosed in Schedule 5.3, since November 30, 2001 there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

5.4.           Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a)           Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the Company’s directors and senior officers.  As of the date of this Agreement, all such Subsidiaries are Restricted Subsidiaries.

(b)           All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)           Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)           No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5.           Financial Statements.

The Company has delivered to each Purchaser copies of (i) audited financial statements of the Company and its Restricted Subsidiaries for the fiscal years ended November 30, 2000 and 2001 and (ii) unaudited financial statements of the Company and its Restricted Subsidiaries for the fiscal quarter ended August 31, 2002 with figures in comparative form for the corresponding period in the preceding fiscal year.  All such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Restricted Subsidiaries as of the respective dates specified and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

5.6.           Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance of the Note Documents by each Note Party party thereto will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, Organizational Document, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.7.           Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Note Party of any Note Document.

5.8.           Litigation; Observance of Agreements, Statutes and Orders.

(a)           Except as disclosed on Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9.           Taxes.

The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate in accordance with GAAP.

5.10.         Title to Property; Leases.

The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement or any other Note Document.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11.         Licenses, Permits, etc.

                      (a)           The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

                      (b)           To the best knowledge of the Company, no product of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person.

                      (c)           To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.12.         Compliance with ERISA.

(a)           The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)           The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)           The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)           The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)           The execution and delivery of this Agreement and the other Note Documents, and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.

5.13.         Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you and the Other Purchasers, each of which has been offered the Notes at a private sale for investment.  Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

5.14.         Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Notes as set forth in Schedule 5.14.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220).  The Company and its Subsidiaries do not own any margin stock and the Company does not have any present intention of acquiring margin stock.  As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15.         Existing Debt; Future Liens.

(a)           Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Company and its Subsidiaries as of December 31, 2002.  Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary and no event or condition exists with respect to any Debt of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)           Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien.

5.16.         Foreign Assets Control Regulations, etc.

                      Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  Without limiting the foregoing, neither the Company nor any of its Subsidiaries or its Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed.  Reg.  49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person.  The Company and its Subsidiaries and its Affiliates are in compliance, in all Material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.17.         Status under Certain Statutes.

Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

5.18.         Environmental Matters.

Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.  Except as otherwise disclosed to you in writing,

(a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b) neither the Company nor any of its Subsidiaries has stored, transported or disposed of any Hazardous Materials on or from any real properties now or formerly owned, leased or operated by any of them in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.19.	Creation, Perfection and Priority of Liens.

                      The execution and delivery of the Collateral Documents by the Note Parties, together with the actions taken on or prior to the date hereof pursuant to Section 4.10, are effective to create in favor of the Collateral Agent for the benefit of the Intercreditor Lenders, as security for the Intercreditor Indebtedness, a valid First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than (i) the filing of any UCC financing statements delivered to the Collateral Agent for filing (but not yet filed), (ii) the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of the Collateral Agent, (iii) the recordation of PTO cover sheets or other documents and instruments with the United States Patent and Trademark Office to perfect Liens in the intellectual property described therein, (iv) the recordations of the Mortgage in the county in which the corresponding Mortgaged Property is located, (v) any actions that may be required under Section 9.12, and (vi) as to any deposit account not maintained with the Collateral Agent, the execution and delivery of a control agreement relating to such deposit account if such control agreement is required to be delivered.

6.           REPRESENTATIONS OF THE PURCHASER.

6.1.           Purchase for Investment.

Each of you represents that you are an institutional “accredited investor” within the meaning of subparagraphs (1), (2), (3) or (7) of Rule 501(a) promulgated under the Securities Act.  Each of you represents that you are purchasing the Notes to be purchased by you for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control.  You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2.           Source of Funds.

Each of you represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

(i)           the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with your state of domicile; or

(ii)           the Source is a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii)           the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1 or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by you to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv)           the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such QPAM and (b) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

(v)           the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi)           the Source is a governmental plan; or

(vii)          the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii)         the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7.           INFORMATION AS TO COMPANY.

7.1.           Financial and Business Information.

The Company shall deliver to each holder of Notes that is an Institutional Investor:

(a)           Quarterly Statements — as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of income and cash flows of the Company and its Restricted Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP, satisfactory in form to the Required Holders and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided, however, that delivery pursuant to Section 7.1(d) below of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a) if such Quarterly Report contains consolidated financial statements only with regard to the Company and its Restricted Subsidiaries;

(b)           Annual Statements — as soon as practicable and in any event within 90 days after the end of each fiscal year, consolidated statements of income, cash flows and stockholders’ equity of the Company and its Restricted Subsidiaries for such year, and a consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail, prepared in accordance with GAAP, satisfactory in form to the Required Holders, and accompanied

(i) by an opinion thereon of independent certified public accountants of recognized international standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

(ii) a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit)

; provided, however, that delivery pursuant to Section 7.1(d) below of copies of the Annual Report on Form 10-K of the Company for such fiscal year filed with the Securities and Exchange Commission and Annual Report to Stockholders shall be deemed to satisfy the requirements of this Section 7.1(b) if such Annual Reports contain consolidated financial statements only with regard to the Company and its Restricted Subsidiaries;

(c)           Restricted Subsidiary Financial Statements — promptly upon their becoming available, notice that the Company has, at its election, arranged for the preparation of any independently audited consolidated balance sheet and consolidated statements of income, cash flows and stockholders’ equity of a Restricted Subsidiary for any fiscal year, and promptly following the Company’s receipt from any holder of any Note of a written request for copies of any such financial statements, copies thereof together with any report thereon by the independent public accountants auditing such financial statements;

(d)           SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Restricted Subsidiary to public securities holders generally, (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Restricted Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Restricted Subsidiary to the public concerning developments that are Material, and (iii) each other report submitted to the Company or any Restricted Subsidiary that is a Significant Subsidiary by independent accountants in connection with any material special audit made by them of the books of the Company or any such Significant Subsidiary;

(e)           Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(f)           ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuan to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(g)           Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(h)           Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of any of the Note Parties to perform their respective obligations hereunder, under the other Note Documents and under the Notes as from time to time may be reasonably requested by any such holder of Notes; and

(i)           Additional Reporting — if any Unrestricted Subsidiaries exist on the last day of a fiscal quarter, as soon as available, but in any event within 45 days (other than the fourth fiscal quarter, in which case 90 days) after the end of such fiscal quarter of the Company, a consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidating statements of income or operations and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP.

7.2.           Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a)           Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.2(a)(i), 10.2(a)(ii), 10.3(h), 10.4, 10.5, 10.7 and 10.15 hereof during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)           Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Restricted Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Restricted Subsidiary to comply with the provisions of any Environmental Laws where such non-compliance could reasonably be expected to result in a Material Adverse Effect), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3.           Inspection.

The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a)           No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Restricted Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)           Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Restricted Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries), all at such times and as often as may be requested.

8.           PREPAYMENT OF THE NOTES.

8.1.           Required Prepayments.
On November 30, 2005 and on each November 30 thereafter to and including November 30, 2008 the Company will prepay $10,000,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Make-Whole Amount or any premium, provided, that upon any partial prepayment of the Notes pursuant to Section 8.2, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of any such partial prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase.

8.2.           Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $1,000,000 of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date and the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3).

8.3.           Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.4.           Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5.           [Intentionally Omitted].

8.6.           Make-Whole Amount.

The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Note, 0.50% (provided that upon the occurrence of an Unsecured Refinancing Event, such percentage shall be increased to 2.00%) over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date on the Treasury Yield Monitor page of Standard & Poor’s MMS – Treasury Market Insight (or, if Standard & Poor’s shall cease to report such yields in MMS – Treasury Market Insight or shall cease to be Prudential Capital Group’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Capital Group’s customary source of such information), or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, or (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15(519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.  The Reinvestment Yield shall be rounded to that number of decimal places as appears in the coupon of the applicable Note.  For purposes hereof, an “Unsecured Refinancing Event” shall occur if (x) at the request of the Company, the lenders party to the Credit Agreement agree to release the Collateral and refinance, restate or replace the Credit Agreement with an unsecured credit facility, (y) within fifteen (15) Business Days following receipt of a written request from the Company, the holders of the Notes hereunder do not agree to release such Collateral, and (z) as a result thereof, the Company prepays in full the outstanding principal amount of the Notes, together with accrued interest thereon and the applicable Make-Whole Amount, with the proceeds of such unsecured credit facility and another unsecured debt facility concurrently with closing of such unsecured credit facility, which in no event shall be later than forty-five (45) days after the date of the notice referenced in clause (y) above.

“Remaining Average Life”  means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

8.7.           Prepayments under the Collateral Agency and Intercreditor Agreement.

Any prepayments of the Notes in accordance with the Collateral Agency and Intercreditor Agreement under circumstances in which the Notes have not been declared due and payable under Section 11 hereof shall be treated as optional prepayments under this Section 8 for purposes of calculating any Make-Whole Amount due in connection with such prepayment.

9.           AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

9.1.           Compliance with Law.

The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2.           Insurance.

The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated and upon request of any holder of Notes, the Company will deliver an Officer’s Certificate specifying the details of such insurance in effect at that time.

9.3.           Maintenance of Properties.

The Company will and will cause each of its Restricted Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4.           Payment of Taxes and Claims.

The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5.           Corporate Existence, etc.

The Company will at all times preserve and keep in full force and effect its corporate existence.  Subject to Section 10.2(a), the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Restricted Subsidiaries (unless merged into the Company or a Restricted Subsidiary) and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6.           Environmental and Safety Laws.

The Company will, and will cause each Subsidiary to, deliver promptly to each holder of Notes any notice of (a) any material enforcement, cleanup, removal or other material governmental, regulatory or other actions instituted, completed or, to the Company’s or such Subsidiary’s best knowledge, threatened pursuant to any Environmental Laws; (b) all material Environmental Liabilities and Costs against or in respect of any property, the Company or any Subsidiary; and (c) the Company’s or any Subsidiary’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any property that such Company or Subsidiary has reason to believe could cause any property or any material part thereof to be subject to any material restrictions on its ownership, occupancy, transferability or use under any Environmental Laws.

9.7.           Information Required by Rule 144A.

The Company will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act.  For the purpose of this Section 9.7, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act, but shall not include any Person who is engaged in businesses of the type then being engaged in by the Company or any of its Subsidiaries.

9.8.           Execution of Subsidiary Guaranty and Collateral Documents.

In the event that after the date of the Closing the Company forms or acquires a Domestic Subsidiary that is a Restricted Subsidiary, the Company will promptly notify the holders of the Notes of that fact and, promptly (and in no event later than its execution and delivery of a guaranty or co-obligor agreement under the Credit Agreement) cause each such Domestic Restricted Subsidiary to execute and deliver to the holders of the Notes a counterpart of the Subsidiary Guaranty and all such further documents and instruments as may be necessary or, in the opinion of the Required Holders or the Collateral Agent, desirable to create in favor of the Collateral Agent, for the benefit of the Intercreditor Lenders, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Subsidiary Guarantor described in the applicable forms of Collateral Documents.  The Company shall deliver to the holders of the Notes, together with such counterpart of the Subsidiary Guaranty and other documents and instruments, (i) certified copies of such Subsidiary Guarantor’s Organizational Documents, together with a good standing certificate from the Secretary of State of the jurisdiction of its organization, each to be dated a recent date prior to their delivery to the holders of the Notes, (ii) a certificate executed by the secretary or an assistant secretary of such Subsidiary Guarantor as to (a) the incumbency and signatures of the officers of such Subsidiary Guarantor executing the counterpart of the Subsidiary Guaranty and such other documents and instruments executed in connection therewith and (b) the fact that the attached resolutions of the Governing Body of such Subsidiary Guarantor authorizing the execution, delivery and performance of the counterpart of the Subsidiary Guaranty and such other documents and instruments are in full force and effect and have not been modified or rescinded and (iii) a favorable opinion of counsel to the Company and such Subsidiary Guarantor, in form and substance reasonably satisfactory to the Required Holders and their counsel, as to (a) the due formation, valid existence and good standing of such Subsidiary Guarantor, (b) the due authorization, execution and delivery by such Subsidiary Guarantor of the counterpart of the Subsidiary Guaranty and such other documents and instruments, (c) the enforceability of the counterpart of the Subsidiary Guaranty and such other documents and instruments and (d) any other matters set forth in Exhibit 2(a) and Exhibit 2(b), all of the foregoing to be satisfactory in form and substance to the Required Holders and their counsel.

9.9.           Credit Agreement Availability.

The Company shall at all times maintain a committed bank line or lines with aggregate commitments of not less than $50,000,000 and having a termination date or dates of not less than nine (9) months from any date of determination.

9.10.         Annual Perfection Opinion.

           Within 90 days after the end of fiscal year 2003 and each fiscal year thereafter, the Company shall provide to the holders of the Notes and the Collateral Agent an opinion or opinions of counsel addressed to the holders of the Notes and the Collateral Agent (i) stating that all action has been taken with respect to the filing, recording, and refiling of the Collateral Documents and/or financing statements and continuation statements as is necessary to maintain the perfection of the Liens on and in the Collateral created by the Collateral Documents and reciting the details of such action or referring to prior opinions of counsel in which such details are given; provided, however, that no such opinion shall be required as to the perfection of any Liens by any means other than the filing, recording and refiling of the Collateral Documents and/or financing statements and continuation statements or with respect to any Lien on or in any patents, trademarks, copyrights or Mortgaged Property; and (ii) stating what, if any, action of the foregoing nature may reasonably be expected to become necessary during the next 15 months in order to maintain the perfection of the Liens in and to such Collateral.

9.11.         Pledged Collateral.

           Each Note Party will (i) cause all of its owned real and personal property other than Excluded Property to be subject at all times to a First Priority Lien and, in the case of owned real property, a title insured Lien, in favor of the Collateral Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the date of the Closing, such other additional security documents as the Required Holders shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Required Holders may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Collateral Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 4.10 and 4.11, all in form, content and scope reasonably satisfactory to the Required Holders.  Without limiting the generality of the above, the Note Parties will cause (A) 100% of the issued and outstanding Capital Stock of each direct Domestic Subsidiary of a Note Party and (B) 65% (or such greater percentage that, due to a change in an applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by the Company or any Domestic Restricted Subsidiary to be subject at all times to a First Priority Lien in favor of the Collateral Agent (it being recognized that perfection actions need only be taken in foreign countries as set forth in Section 9.12 hereof) pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Required Holders shall reasonably request.

9.12.         Further Assurances.

                      Within 90 days following the date of the Closing (or such later date as the Required Holders may determine in their reasonable discretion), the Note Parties shall deliver to the Collateral Agent pledge agreements (or similar documents) effective under the laws of the respective jurisdictions of organization of the following Foreign Restricted Subsidiaries, together with a legal opinion of special foreign counsel for such jurisdiction:  Ameron (Pte.) Ltd., Ameron B.V., Ameron (Australia) PTY Limited, Ameron Holdings (NZ) Limited and Ameron (UK) Limited.  All such documents shall be in form and substance reasonably satisfactory to the Required Holders.

9.13.         Control Agreements.

                      Upon the request of the Collateral Agent (at the direction of the Required Holders), with respect to any deposit account, the Company hereby agrees to (a) deliver to the Collateral Agent an agreement (including a control agreement), satisfactory in form and substance to the Required Holders and executed by the financial institution at which such deposit account is maintained, pursuant to which such financial institution confirms and acknowledges the Collateral Agent’s security interest in, and control over, such deposit account and waives its rights to set-off with respect to amounts in such deposit account, and (b) take all other steps necessary or, in the opinion of the Required Holders or the Collateral Agent, desirable to ensure that the Collateral Agent has control over such deposit account.

10.           NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

10.1.         Related Party Transactions.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly engage in any transaction, including the purchase, sale, exchange or other transfer of property or other assets or the rendering of any services, or otherwise deal with, any Shareholder, officer, director or any other Affiliate of the Company (including Unrestricted Subsidiaries) other than with respect to (a) intercompany transactions expressly permitted by this Agreement, (b) normal compensation and reimbursement of expenses and indemnities of officers and directors, and (c) except as otherwise expressly limited in this Agreement, other transactions which are entered into in the ordinary course of business and upon terms that are materially no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that might be obtained in an arm’s-length transaction with an unrelated third party.

10.2.         Merger and Sale of Assets.

(a)           The Company will not, and will not permit any Restricted Subsidiary to, merge with or into or consolidate with any other Person or sell, lease or transfer to any Person or otherwise dispose of assets, which together with all other assets sold, leased, transferred or otherwise disposed of (including deemed dispositions of assets as described in clause (b)(iii) of the definition of “Unrestricted Subsidiary” set forth in Schedule B) during (i) the immediately preceding 12 months, have an aggregate net book value exceeding 15% of Consolidated Tangible Assets (measured as at the fiscal quarter end immediately preceding such sale or disposition) or (ii) the period beginning on the date hereof and ending on the date of any such proposed sale or disposition, have an aggregate net book value exceeding 40% of Consolidated Tangible Assets (measured as at the fiscal quarter end immediately preceding such sale or disposition) and in each case, no Default or Event of Default would occur after giving effect thereto, except that:

(A)           any Restricted Subsidiary may merge with the Company (provided that the Company shall be the continuing or surviving corporation) or with any one or more wholly owned Restricted Subsidiaries organized in the United States;

(B)           any Restricted Subsidiary organized in the United States may sell, lease, transfer or otherwise dispose of any of its assets to the Company or to any wholly owned Restricted Subsidiary organized in the United States;

(C)           any Restricted Subsidiary organized outside the United States may sell, lease, transfer or otherwise dispose of any of its assets on arm’s-length terms to the Company or to any wholly owned Restricted Subsidiary;

(D)           the Company may merge or consolidate with another Person so long as (1) the Company will be the surviving corporation and (2) immediately after such merger or consolidation and after giving effect thereto, no Event of Default or Default shall have occurred; and

(E)           the Company and any Restricted Subsidiary may engage in normal sales or other dispositions of (1) inventory and (2) vehicles or equipment with little or no remaining useful life in each case on arm’s-length terms and otherwise in the ordinary course of business.

(b)           If the net amount of consideration received by the Company or any Restricted Subsidiary pursuant to any sale or other disposition of assets described in clauses (i) or (ii) of Section 10.2(a) is applied to the acquisition by the Company or such Restricted Subsidiary, within 365 days after such sale or disposition, of similar assets of the Company or such Restricted Subsidiary to be used in the ordinary course of business of the Company or such Restricted Subsidiary, then such sale or disposition shall not be deemed to be a sale or disposition of assets for the purpose of determining compliance with clauses (i) or (ii) of Section 10.2(a).  Within 30 days of such acquisition of similar assets (or, if earlier, at the time an officer’s compliance certificate is delivered pursuant to Sections 7.1(a) or (b)), the Company shall deliver to each holder of Notes an Officer’s Certificate certifying in reasonable detail as to such acquisition of similar assets.

(c)           For purposes of determining compliance by the Company with the provisions of Section 10.2(a), sales or other dispositions of assets described in clauses (B), (C) and (E) of Section 10.2(a) are not included in making the calculations required for clauses (i) and (ii) of Section 10.2(a).

10.3.         Liens.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, assume or permit to exist at any time any Lien of any kind (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to Section 17) on or with respect to any of its property or assets, whether now owned or hereafter acquired, except

(a)           Liens for taxes not yet delinquent or which are being actively contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)           statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or being actively contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)           Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations; provided, that in each case such Liens are not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property, and such Liens do not in the aggregate materially detract from the value of the Company’s or any Restricted Subsidiary’s property or assets or materially impair the use thereof in the operation of its business;

(d)           Liens on property or assets of a Restricted Subsidiary to secure obligations of such Restricted Subsidiary to the Company or a wholly-owned Restricted Subsidiary;

(e)            Liens existing on the date hereof as specified by the Company on Schedule 10.3 attached hereto; provided, however, that all Debt secured by such Liens permitted by this Section 10.3(e) shall be permitted under Section 10.4(e);

(f)           any Lien created to secure all or any part of the purchase price, or to secure Debt incurred or assumed to pay all or any part of the purchase price, of property acquired by the Company or a Restricted Subsidiary after the date hereof; provided, however, that (i) any such Lien shall be confined solely to the item or items of property so acquired and, if expressly required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property or which is real property being improved by such acquired property, (ii) the principal amount of the Debt secured by any such Lien shall (exclusive of capitalized interest that is treated as Debt for purposes of Sections 10.4(e)) at no time exceed an amount equal to 100% of the cost to the Company or such Restricted Subsidiary of the property so acquired, (iii) any such Lien shall be created within 12 months after, in the case of property, its acquisition, or, in the case of improvements, their completion and (iv) all Debt secured by Liens created or existing pursuant to this Section 10.3(f) shall be permitted under Section 10.4(e);

(g)           any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Restricted Subsidiary or its becoming a Restricted Subsidiary, or any Lien existing on any property acquired by the Company or any Restricted Subsidiary at the time of such acquisition (whether or not the Debt secured thereby shall have been assumed), provided, however, that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Restricted Subsidiary or such acquisition of property, (ii) each such Lien shall at all times be confined solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property and (iii) all Debt secured by Liens created or existing pursuant to this Section 10.3(g) shall be permitted under Section 10.4(e);

(h)           any other Liens securing Debt; provided that all Debt secured by Liens created or existing pursuant to this Section 10.3(h) shall be permitted under Section 10.4(e);

(i)           Liens granted pursuant to the Collateral Documents;

(j)           minor survey exceptions and the like which do not Materially detract from the value of the Company’s and its Subsidiaries’ properties taken as a whole;

(k)           leases, subleases, easements, rights-of-way, restrictions and other similar charges or encumbrances incidental to the ownership of property or assets or the ordinary conduct of the Company’s and each of its Subsidiaries’ businesses, provided that the aggregate of such Liens do not Materially detract from the value of the Company’s and such Subsidiaries’ properties taken as a whole;

(l)           judgment Liens securing judgments for the payment of money not constituting an Event of Default under Section 11(j);

(m)         any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(n)          normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(o)          Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; and

(p)          Lien renewing, extending or refunding any Lien permitted by clauses (d), (e), (f), (g), (h), (i) or (j) of this Section 10.3; provided, however, that (i) the principal amount of Debt secured by such Lien immediately prior thereto is not increased, the maturity thereof is not shortened and such Lien is not extended to any other assets or property and (ii) all Debt secured by Liens created or existing pursuant to this Section 10.3(p) shall be permitted under Section 10.4(e).

If, notwithstanding the prohibition contained herein, the Company shall create, incur, or suffer to be incurred or to exist any Lien upon any of its property or assets, or the property or assets of any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or permit any Restricted Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, other than as permitted by the provisions of clauses (a) through (p) of this Section 10.3, then the Company shall make or cause to be made effective provision whereby the Notes will be secured equally and ratably with any and all other obligations thereby secured, such security to be pursuant to agreements reasonably satisfactory to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property, and the holders of the Notes shall receive an opinion of nationally recognized independent counsel selected by the Company reasonably satisfactory to the Required Holders that the holders of the Notes are so secured.  Such violation of this Section 10.3 will constitute an Event of Default, whether or not provision is made for an equal and ratable Lien pursuant to this Section 10.3.

10.4.         Financial Covenants.

(a)           Consolidated Tangible Net Worth Requirement.  The Company will not permit Consolidated Tangible Net Worth at any time to be less than the sum of (i) $181,400,000, plus (ii) 50% of Consolidated Net Income (but only if a positive number) for each fiscal quarter ending after the date of Closing, plus (iii) 75% of the net cash proceeds of any Equity Issuance by the Company or a Restricted Subsidiary (other than issuances by a Restricted Subsidiary to the Company or a wholly-owned Restricted Subsidiary) after the date of Closing.

(b)           Maximum Consolidated Leverage Ratio.  The Company will not at any time permit the Consolidated Leverage Ratio to exceed 3.00 to 1.00.

(c)           Minimum Fixed Charge Coverage Ratio.   The Company will not permit the ratio of (i) Consolidated EBITDAR to (ii) Consolidated Fixed Charges for any four consecutive fiscal quarter period to be less than 3.50 to 1.00.

(d)           Minimum Margined Tangible Assets Coverage Ratio.  The Company will not permit the Margined Tangible Assets Coverage Ratio at any time to be less than 1.00 to 1.00.

(e)           Limitation on Certain Debt.  The Company will not, at any time, permit the sum (without duplication) of (i) Debt of Restricted Subsidiaries (including, without limitation, Debt resulting from any Guaranty by a Restricted Subsidiary of the obligations of the Company) plus (ii) Debt secured by Liens of the type described in Sections 10.3(e), (f), (g), (h) and (p), to exceed 20% of Consolidated Tangible Net Worth at such time; provided that this limitation shall exclude any Debt constituting Intercreditor Indebtedness.

10.5.         Limitation on Certain Investments.

The Company will not, and will not permit any Restricted Subsidiary to, at any time, make or permit to remain outstanding any loan or advance to, or own, purchase or acquire stock, obligations or securities of, or any other interest in, or make or commit to make any capital contribution to, any Person, except that the Company and its Restricted Subsidiaries may:

(a)           permit to remain outstanding investments existing on the date hereof as specified by the Company on Schedule 10.5 attached hereto;

 (b)           make loans, investments and advances in and to the Company and Restricted Subsidiaries, and any investment in a corporation or the purchase of Capital Stock of a corporation which, after giving effect to such investment, will become a Restricted Subsidiary;

(c)           make investments in any money market fund the aggregate asset value of which is at least $500,000,000, which is managed by a fund manager of recognized national standing, and the investment in which, in accordance with GAAP, is classified as a current asset on the balance sheet of the Company or a Restricted Subsidiary, as the case may be;

(d)           own, purchase or acquire direct obligations of the United States or any of its agencies or obligations fully guaranteed by the United States, provided that such obligations mature within one year from the date acquired;

(e)           own, purchase or acquire certificates of deposit which mature within one year from the date of purchase and are issued by any commercial bank or trust company (i) organized under the laws of the United States or any of its states, (ii) having consolidated capital, surplus and undivided profits aggregating at least $500,000,000 and (iii) whose senior debt securities are rated “A” or better by S&P or an equivalent rating from another nationally recognized credit rating agency;

(f)           own, purchase or acquire commercial paper given an “A-1” rating or better by S&P or an equivalent rating by another nationally recognized credit rating agency and maturing not more than 360 days from the date acquired;

(g)           make or permit to remain outstanding any other loans, advances or investments, including additional investments in Affiliated Companies or similar joint ventures or Unrestricted Subsidiaries, so long as the aggregate original cost of or expenditures for all such additional loans, advances or investments does not exceed at any time 15% of Consolidated Tangible Net Worth (net of any cash return on such loans, advances or investments); provided, however, that increases or decreases in the Company’s or a Restricted Subsidiary’s equity in an Affiliated Company resulting from such company’s earnings or losses shall not be included in computing compliance with this clause (g);

(h)           make investments consisting of advances or loans to directors, officers, employees, agents, customers or suppliers in an aggregate principal amount (including any investments of such type set forth on Schedule 10.5) not to exceed $1,000,000 at any time outstanding, provided that such loans shall be in compliance with the Sarbanes-Oxley Act of 2002;

(i)           make investments consisting of extensions of credit in nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(j)           (i) make investments in any Person that is a Note Party prior to giving effect to such investment and (ii) make investments in connection with the formation of (but not the Acquisition of) a new Subsidiary Guarantor, so long as the Note Parties have complied with Section 9.8. and 9.11;

(k)           make investments in life insurance policies maintained for the benefit of members of the executive management of the Company; and

(l)           make investments of a nature not otherwise contemplated in this Section 10.5 in an amount not to exceed 10% of Consolidated Tangible Net Worth in the aggregate at any time outstanding.

10.6.         Sale and Lease-back.

                      The Company will not, and will not permit any Restricted Subsidiary to, enter into any arrangement providing for the leasing by the Company or any Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or any Restricted Subsidiary to a lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligations of the Company or any Restricted Subsidiary; provided, however that the Company or any Restricted Subsidiary may enter into such sale/lease-back transactions (other than in respect of assets sold to the lessor by an Unrestricted Subsidiary) only if (a) the assets to be so sold may be sold in compliance with Section 10.2 (provided, however, that compliance with Section 10.2 shall not be required with regard to assets (other than any assets acquired upon the application of any consideration received by the Company or any Restricted Subsidiary pursuant to a disposition of assets as described in Section 10.2(b)) if the sale-leaseback transaction occurs within 24 months of the date the property that is the subject of such sale/lease-back transaction is acquired, or in the case of improvements thereto, of the date completed, whichever event occurs later); and (b) the rental obligations payable pursuant to such leaseback are permitted under Section 10.15 (whether or not such lease is characterized as a “true lease” in accordance with GAAP).

10.7.         Sale or Discount of Receivables.

The Company will not permit any Foreign Restricted Subsidiary to sell with recourse, or discount or otherwise sell any of its notes receivable or accounts receivable for less than the face value thereof (other than sales of accounts or notes receivable where the discount applied does not exceed the net present value of the receivables sold for the period of time equal to the estimated collection period and using a discount factor no greater than prevailing market rates).

10.8.         [Intentionally Omitted].

10.9.         Limitation on Restricted Payments.

                      The Company will not, and will not permit any Restricted Subsidiary to, make any Restricted Payment if any Default or Event of Default then exists or would result after giving effect to such Restricted Payment.

10.10.       Burdensome Agreements.

                      The Company will not, and will not permit any Restricted Subsidiary to, enter into any Contractual Obligation that encumbers or restricts on the ability of any such Person to (i) (a) make any dividend payments or other distributions of cash, assets, properties, obligations or securities on account of any shares of any class of such Restricted Subsidiary’s Capital Stock (other than restrictions on payments or distributions in connection with minority interests), or (b) make any repurchases, redemptions, retirement or other acquisitions of such Restricted Subsidiary’s Capital Stock or the establishment of any sinking fund or other fund for any such purpose, to repay loans or advances, or to otherwise transfer property or other assets, to the Company or any Restricted Subsidiary that is a parent of such Restricted Subsidiary, (ii) pay any Debt or other obligation owed to any Note Party, (iii) make loans or advances to any Note Party, (iv) sell, lease or transfer any of its property to any Note Party or (v) except in respect of any Restricted Subsidiary which is not a Note Party, (A) pledge its property (other than Excluded Property) pursuant to the Note Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (B) act as a Note Party pursuant to the Note Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v)(A) above) for (1) this Agreement and the other Note Documents, (2) the Credit Agreement and the 1996 Note Agreement in effect as of the date of Closing, (3) any document or instrument governing Debt incurred pursuant to Section 10.4(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (4) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (5) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 10.2, pending the consummation of such sale, (6) customary restrictions on transferability set forth in real property leaseholder, (7) customary provisions restricting assignment of any Contractual Obligations entered into by the Company or any Restricted Subsidiary in the ordinary course of business.

10.11.       Change in Nature of Business.

                      The Company will not, and will not permit any Restricted Subsidiary to, engage in any material line of business substantially different from those lines of business conducted by the Company or such Restricted Subsidiary on the date hereof or any business substantially related or incidental thereto.

10.12.       Fiscal Year.

                      The Company will not, and will not permit any Restricted Subsidiary to, change its fiscal year.

10.13.       Ownership of Subsidiaries.

                      Notwithstanding any other provisions of this Agreement to the contrary, the Company will not, and will not permit any Restricted Subsidiary to, (i) permit any Person (other than the Company or any Wholly Owned Restricted Subsidiary of the Company) to own any Capital Stock of any Restricted Subsidiary of the Company, except (A) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Restricted Subsidiaries or (B) as a result of or in connection with a dissolution, merger, consolidation or disposition of a Restricted Subsidiary not prohibited by Section 10.2, (ii) permit any Restricted Subsidiary of the Company to issue or have outstanding any shares of preferred Capital Stock or (iii) permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of any Restricted Subsidiary of the Company, except for Permitted Liens.

10.14.       Amendments or Modifications to Other Debt.

           The Company will not, and will not permit any Restricted Subsidiary to, amend or modify any of the terms of any Debt of the Company or such Restricted Subsidiary if such amendment or modification would add or change terms in a manner, when taken together with all other amendments or modifications made in connection therewith, materially adverse to the Company, such Restricted Subsidiary or the holders of the Notes.

10.15.       Restricted Leases.

                      The Company will not, and will not permit any Restricted Subsidiary to, incur or permit to exist at any time any obligation, direct or indirect, for rental payments under a Restricted Lease if, after giving effect thereto, the aggregate amount of all minimum noncancellable rental payments under Restricted Leases to which the Company and its Restricted Subsidiaries are parties or otherwise obligated exceeds for any fiscal year 10% of Consolidated Tangible Net Worth as at the end of the immediately preceding fiscal quarter.

11.           EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)           the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)           the Company defaults in the payment of (i) any interest on any Note for more than five Business Days after the same becomes due and payable, or (ii) the Collateral Agent fee set forth in Section 4.03 of the Collateral Agency and Intercreditor Agreement, to the Collateral Agent; or

(c)           the Company defaults in the performance of or compliance with any term contained in Section 10; or

(d)           the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e)           any Note Party defaults in the performance of or compliance with any term contained in any Note Document other than this Agreement (other than those referred to in paragraph (b) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (e) of Section 11); or

(f)           (i) any representation or warranty made in writing by or on behalf of the Company or any Note Party or by any officer of the Company or any Note Party in this Agreement, any other Note Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made, (ii) the Subsidiary Guaranty for any reason, other than in satisfaction in full of all Intercreditor Indebtedness evidenced by this Agreement, the Notes, the 1996 Note Purchase Agreement and the Existing Notes, shall cease to be in full force and effect with respect to any Subsidiary Guarantor (other than in accordance with its terms) or shall be declared null and void with respect to any Subsidiary Guarantor, (iii) any Collateral Document shall for any reason cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of all Intercreditor Indebtedness, or any other termination of such Collateral Document in accordance with the terms hereof or thereof ) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered thereby (subject to the express limitations set forth in the Security Agreement), or (iv) any Note Party shall contest the validity or enforceability of any Note Document in writing or deny in writing that it has any further liability under any Note Document to which it is a party; or

(g)           (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Debt or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time, the sale of assets on which the holder of applicable Debt has a Lien, the sale of Capital Stock, or the right of the holder of Debt to convert such Debt into equity interests), (x) the Company or any Restricted Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company or any Restricted Subsidiary so to purchase or repay such Debt; provided that, except in the case of Debt under the Credit Agreement, the aggregate outstanding principal amount of all Debt referred to in clauses (i) through (iii), inclusive, is at least $5,000,000; or

(h)           the Company or any Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(i)           a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Restricted Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Restricted Subsidiaries, or any such petition shall be filed against the Company or any of its Restricted Subsidiaries and such petition shall not be dismissed within 60 days; or

(j)           (i) a final judgment or judgments for the payment of money aggregating in excess of $5,000,000 (to the extent not covered by an independent third-party insurance carrier with a rating of “A-” or better by S&P or an equivalent rating from another nationally recognized credit rating agency and as to which such insurer has acknowledged coverage with respect to such judgment or judgments) are rendered against one or more of the Company and its Restricted Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay, or (ii) a final judgment or judgments for the payment of money aggregating in excess of $5,000,000 (whether or not covered by insurance) are rendered against one or more of the Company and its Restricted Subsidiaries and enforcement proceedings are commenced by any creditor upon such judgment or judgments; or

(k)           if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $5,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(l)           a Change in Control shall occur.

As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12.           REMEDIES ON DEFAULT, ETC.

12.1.        Acceleration.

(a)           If an Event of Default with respect to the Company described in paragraph (h) or (i) of Section 11 (other than an Event of Default described in clause (i) of paragraph (h) or described in clause (vi) of paragraph (h) by virtue of the fact that such clause encompasses clause (i) of paragraph (h)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)           If any other Event of Default has occurred and is continuing, any holder or holders of more than 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.  The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.        Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, in any Note or in any other Note Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise, subject to Section 2.06 of the Collateral Agency and Intercreditor Agreement.  Any breach by any holder of any Note of Section 2.06 of the Collateral Agency and Intercreditor Agreement shall not in any way limit such holder’s rights hereunder or result in a claim by the Company against such holder.

12.3.        Rescission.

At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered and no foreclosure remedy with respect to the Collateral has been consummated for the payment of any monies due pursuant hereto or to the Notes.  No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.        No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies.  No right, power or remedy conferred by this Agreement, by any Note or any other Note Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.           REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1.        Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.        Transfer and Exchange of Notes; Transferee to Become Party to Collateral Agency and Intercreditor Agreement.

Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.  Each transferee of Note shall, as a condition to transfer, simultaneously become a party to the Collateral Agency and Intercreditor Agreement.

13.3.        Replacement of Notes.

Upon receipt by the Company of evidence reasonably satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)           in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)           in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.           PAYMENTS ON NOTES.

14.1.        Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in the State of New York at the principal office of The Bank of New York in such jurisdiction.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2.        Home Office Payment.

So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

15.           EXPENSES, ETC.

15.1.        Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any other Note Document (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any other Note Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any other Note Document, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Notes and by any other Note Document.  The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

15.2.        Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or any other Note Document, and the termination of this Agreement and the other Note Documents.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein and in the other Note Documents shall survive the execution and delivery of this Agreement, the Notes or the other Note Documents, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement  or any other Note Document shall be deemed representations and warranties of the Company under this Agreement or any other Note Document.  Subject to the preceding sentence, this Agreement, the Notes and the other Note Documents embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.           AMENDMENT AND WAIVER.

17.1.        Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.2.        Solicitation of Holders of Notes.

The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

17.3.        Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and “the Note Documents” and references thereto shall mean this Agreement and the Note Documents, respectively, as they may from time to time be amended or supplemented.

17.4.        Notes held by Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Subsidiaries and Affiliates shall be deemed not to be outstanding.

18.           NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)           if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(ii)           if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)           if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.           REPRODUCTION OF DOCUMENTS.

This Agreement, the other Note Documents and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.           CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available.  You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.  You acknowledge and agree that you are aware (and that your directors, officers, employees, agents, attorneys, affiliates and advisors who are apprised of this matter have been or will be advised) that the United States securities laws may prohibit any person who has material non-public information about a company from purchasing or selling securities of that company and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such securities.

21.           SUBSTITUTION OF PURCHASER.

You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6.  Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of you.  In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

22.           MISCELLANEOUS.

22.1.        Successors and Assigns.

All covenants and other agreements contained in this Agreement and the other Note Documents by or on behalf of any of the parties hereto or thereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2.        Payments Due on Non-Business Days.

Anything in this Agreement, the Collateral Documents or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.3.        Severability.

Any provision of this Agreement or the other Note Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.4.        Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.5.        Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.6.        Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

22.7.        Collateral Release Date.

Each holder of a Note hereby agrees to instruct the Collateral Agent to release any Lien on any Collateral (i) upon the payment and satisfaction in full by the Company of all the Notes and any other obligations under this Agreement, (ii) constituting property being sold or disposed of if a release is required in connection therewith and the Required Holders have confirmed in writing that such sale or disposition is permitted hereby, (iii) constituting property in which neither the Company nor any Subsidiary Guarantor owned an interest at the time the security interest was granted or at any time thereafter, or (iv) constituting property leased to the Company or any Subsidiary Guarantor under a lease that has expired or is terminated in a transaction permitted under this Agreement.

*    *    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

AMERON INTERNATIONAL CORPORATION

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Senior Vice President & CFO

By: /s/ Javier Solis
Name: Javier Solis
Title: Senior Vice President & Secretary

S-1

The foregoing is hereby
agreed to as of the
date thereof.

THE PRUDENTIAL INSURANCE
COMPANY OF AMERICA

By: /s/ Joseph Y. Alouf
Name:  Joseph Y. Alouf
Title:  Vice President

S-2

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

Name and Address of Purchaser	Principal Amount of Notes to be Purchased at Closing
$50,000,000
1. All payments by wire transfer of immediately available
funds to:

Bank of New York
ABA 021 000 018
Acct # 890-0304-391
Ref: Ameron International Corporation
PPN ________/P&I Breakdown

with sufficient information to identify the source and application of such funds.

2. All notices of payments and written confirmations of such wire transfers:

The Prudential Insurance Company of America
c/o Prudential Capital Group
Gateway Center Three
100 Mulberry Street
Newark, New Jersey 07102
Attention:  Manager, Investment Operations Group
Telephone No.:  (973) 802-5260
Telecopy No.:  (973) 802-8055

3. All other communications:

The Prudential Insurance Company of America
c/o Prudential Capital Group - Corporate Finance
Four Embarcadero Center
Suite 2700
San Francisco, California 94111
Attention:  Managing Director
Telecopy No.:  (415) 421-6233

4. Tax ID Number: 22-1211670

Schedule A-1

SCHEDULE B

DEFINED TERMS

Unless otherwise specified herein or in the Note Purchase Agreement to which this Schedule B is attached, all accounting terms used herein and in the Note Purchase Agreement shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.  As used in the Note Purchase Agreement, the following terms have the respective meanings set forth below or set forth in the Section of the Note Purchase Agreement following such term:

“1996 Note Purchase Agreement” means those certain Note Purchase Agreements dated August 28, 1996 among the Company and the holders of the notes party thereto, as the same may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.

“Account” means, with respect to any Person, all present and future rights of such Person to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether now existing or hereafter arising and wherever arising, and whether or not they have been earned by performance.

 “Affiliate” means, at any time, and with respect to any Person, (a) any other Person (other than a Restricted Subsidiary) that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Affiliated Companies” shall mean those Persons listed as “Affiliated Companies” on Schedule 5.4 to the Note Purchase Agreement.

“Agreement” means this Note Purchase Agreement by and among the Company and the Purchasers listed on the signatures pages hereof.

                      “Appraised Real Estate Amount” means, as of any date of determination, the appraised value of owned real property of the Company and its Domestic Restricted Subsidiaries which is subject to a valid First Priority Lien in favor of the Collateral Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

Schedule B-1

“Bank Lenders” means the lenders from time to time under the Credit Agreement.

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Los Angeles, California or New York, New York are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

           “Capitalized Lease Obligations” shall mean any rental obligation which, under GAAP, is or will be required to be capitalized on the books of the Company or any Restricted Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

           “Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

           “Change of Control” means the occurrence of any of the following events:  (i) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, 30% or more of the outstanding Voting Stock of the Company, or (ii) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, the Credit Agreement or the 1996 Note Agreement or in any indenture or agreement in respect of Material Indebtedness to which the Company or any Restricted Subsidiary is a party.  As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act.  As used herein, “Material Indebtedness” shall  mean Debt (other than Intercreditor Indebtedness) of any one or more of the Company and the Restricted Subsidiaries in an aggregate principal amount exceeding $10,000,000.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

Schedule B-2

“Collateral” means, collectively, all of the real, personal and mixed property (including capital stock) (other than Excluded Property) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Intercreditor Indebtedness.

“Collateral Agency and Intercreditor Agreement” means the Collateral Agency and Intercreditor Agreement dated as of even date herewith among the Collateral Agent, you, each Other Purchaser and the senior lenders listed on the signature pages thereto, substantially in the form of Exhibit 3 to this Agreement, as the same may be amended, supplemented and modified from time to time.

“Collateral Agent” means Bank of America, N.A., acting in its capacity as collateral agent under the Collateral Agency and Intercreditor Agreement, together with its successors and assigns.

“Collateral Documents” means the Security Agreement, the Mortgages and all other instruments or documents delivered by any Note Party pursuant to this Agreement or any of the other Note Documents in order to grant to the Collateral Agent, on behalf of holders, a Lien on any real, personal or mixed property of that Note Party as security for the Intercreditor Indebtedness.

“Company” means Ameron International Corporation, a Delaware corporation.

“Confidential Information”  is defined in Section 20.

           “Consolidated Debt” means, without duplication, (a) any obligation of the Company or any Restricted Subsidiary for borrowed money (including the Intercreditor Indebtedness and other obligations evidenced by notes, bonds, debentures or similar written instruments), (b) any liabilities for deferred purchase price of property acquired by the Company or any Restricted Subsidiary (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property), (c) the Attributable Indebtedness of the Company or any Restricted Subsidiary with respect to Capital Leases and Synthetic Lease Obligations, (d) the principal portion of all obligations of the Company or any Restricted Subsidiary as an account party in respect of financial letters of credit and bankers’ acceptances, including, without duplication, all unreimbursed drafts drawn thereunder, (e) the aggregate amount of uncollected accounts receivable of the Company or any Restricted Subsidiary subject at such time to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to the Company or such Restricted Subsidiary (whether or not such transaction would be reflected on the balance sheet of the Company or such Restricted Subsidiary in accordance with GAAP), (f) Off-Balance Sheet Debt, (g) obligations secured by a Lien on, or payable out of the proceeds of production from, property of the Company or any Restricted Subsidiary whether or not such obligation shall be assumed by the Company or such Restricted Subsidiary, (h) any Guaranty of the Company or any Restricted Subsidiary with respect to liabilities of a type described in clauses (a), (b), (c), (d), (e), (f) and (g) above, and (i) all renewals and extensions of any of the foregoing, all on a consolidated basis in accordance with GAAP.

Schedule B-3

“Consolidated EBITDA” means, for any period, for the Company and its Restricted Subsidiaries on a consolidated basis, determined in accordance with GAAP, an amount equal to the sum of, without duplication, (a) Consolidated Net Income plus (b) Consolidated Interest Charges and all amounts treated as expenses for depreciation and the amortization of intangibles of any kind to the extent included in the determination of Consolidated Net Income plus (c) all tax expense on or measured by income or capital to the extent included in the determination of Consolidated Net Income plus (d) amounts received as dividends or other distributions in respect of equity from Affiliates and Unconsolidated Subsidiaries to the extent not included in the determination of Consolidated Net Income minus (e) equity earnings from Affiliates and Unrestricted Subsidiaries to the extent included in the determination of Consolidated Net Income minus (f) gains on the sale or other disposition of assets to the extent included in the determination of Consolidated Net Income plus (g) losses on the sale or other disposition of assets to the extent included in the determination of Consolidated Net Income.

“Consolidated EBITDAR” means, for any period, Consolidated EBITDA plus, to the extent deducted in the calculation of Consolidated Net Income, operating lease and rental payments for such period as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of (a) interest expense and (b) operating lease and rental payments, as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Interest Charges” means for any period for the Company and its Restricted Subsidiaries on a consolidated basis, interest expense (including the amortization of debt discount and premium, the interest component under Capital Leases and the implied interest component of Synthetic Lease Obligations), as determined in accordance with GAAP.

“Consolidated Leverage Ratio” means, as at any date, the ratio of (a) Consolidated Debt as at such date to (b) Consolidated EBITDA for the four consecutive fiscal quarter period then most recently ended.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Restricted Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, and giving effect in any event to extraordinary items.

“Consolidated Tangible Assets” shall mean the net book value of all assets of the Company and its Restricted Subsidiaries on a consolidated basis, net of (a) the net book value of all Intangibles; (b) all reserves relating to such assets; and (c) any write-up in the carrying values of such assets, all determined in accordance with GAAP.

“Consolidated Tangible Net Worth” shall mean all items that in accordance with GAAP would be included in the stockholders’ or shareholders’ equity portion of the consolidated balance sheet of the Company and its Restricted Subsidiaries, including Capital Stock of any class (net of treasury stock), capital surplus and retained earnings, less (a) the net book value of all Intangibles and (b) minority interests.  For the purpose of calculating Consolidated Tangible Net Worth, such calculation shall exclude (i.e., there will be added back to Consolidated Tangible Net Worth) any year-end non-cash adjustment (on an after-tax basis) to shareholders’ equity to reflect any Additional Minimum Liability; provided, however, the aggregate incremental amount of all such charges added back to Consolidated Tangible Net Worth after the 2001 fiscal year (i.e. excluding any such charges for fiscal year 2001 and prior years) shall not exceed $45,000,000 on an after-tax basis.  For purposes hereof, “Additional Minimum Liability” means, with respect to any Plan, the sum of the absolute values of (x) the unfunded accumulated benefit obligation existing as of the end of the most recently ended fiscal year, plus (y) the Company’s prepaid pension asset position existing as of the end of the most recently ended fiscal year.

Schedule B-4

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Agreement” means that certain Credit Agreement dated as of January 24, 2003 among the Company, Bank of America, N.A., as Administrative Agent, and the lenders thereunder, as amended, supplemented or otherwise modified from time to time (including any amended and restated credit agreement), together with any other credit agreement or loan agreement which replaces such credit agreement.

“Debt”, as to any Person, has the same meaning as Consolidated Debt (treating such Person as the Company).

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by The Bank of New York as its “base” or “prime” rate.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is a Domestic Subsidiary.

“Domestic Subsidiary” means a Subsidiary of the Company which is created, organized or domesticated in the United States or under the law of the United States or any state or territory thereof.

“Eligible Accounts Receivable” means Accounts of the Company and its Domestic Restricted Subsidiaries which are Note Parties; provided that an Account shall not be an Eligible Account Receivable if (a) the account debtor for such Account is located outside the continental United States, (b) such Account is not subject to a valid and perfected First Priority Lien in favor of the Collateral Agent, or (c) the account debtor for such account is an Unrestricted Subsidiary.

“Eligible Inventory” means the aggregate amount of Inventory of the Company and its Domestic Restricted Subsidiaries which are Note Parties.  In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with GAAP and the Company’s current and historical accounting practice.  An item of Inventory shall not be included in Eligible Inventory if (a) it is not located in the United States or (b) it is not subject to a valid and perfected First Priority Lien in favor of the Collateral Agent.

Schedule B-5

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liabilities and Costs” means, as to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, contribution, cost recovery, costs and expenses (including all fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, permit, order or agreement with any federal, state or local governmental authority or other Person, arising from environmental, health or safety conditions, or the release or threatened release of any contaminant, pollutant or Hazardous Materials into the environment, resulting from the operations of such person or its subsidiaries, or breach of any Environmental Laws or for which such Person or its subsidiaries is otherwise liable or responsible.

“Equipment” means the aggregate net book value of all domestic equipment of the Company and its Domestic Restricted Subsidiaries which is subject to a valid and perfected First Priority Lien in favor of the Collateral Agent.

“Equity Issuance” means any issuance by the Company or any Restricted Subsidiary to any Person of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants, (c) shares of its Capital Stock pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities or (d) any options or warrants relating to its Capital Stock.

“ERISA” means the Employee Retirement Income  Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business  (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

Schedule B-6

“Excluded Property” means, with respect to any Note Party, including any Person that becomes a Note Party after the date of the Closing as contemplated by Section 9.8 hereof, (a) any owned real property that is not a Mortgaged Property, (b) any leased real property, (c) any leased personal property, (d) any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (e) any property which, subject to the terms of Section 10.10, is subject to a Lien of the type described in 10.3(f) pursuant to documents which prohibit such Note Party from granting any other Liens in such property and (f) rights in any agreement (i) the grant of a security interest in which would violate the agreement under which such right arises except to the extent provided under Sections 9-406, 9-407 and 9-408 of the Uniform Commercial Code, or (ii) to the extent that the pledge or assignment of such agreement requires the consent of any third party unless such third party has consented thereto except to the extent provided under Sections 9-406, 9-407 and 9-408 of the Uniform Commercial Code.

“Existing Notes” means those certain 7.92% Senior Notes due September 1, 2006 in the aggregate original principal amount of $50,000,000 issued by the Company pursuant to the 1996 Note Purchase Agreement.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted under this Agreement) and (ii) such Lien is the only Lien (other than Liens permitted under this Agreement) to which such Collateral is subject.

“Fixed Charge Coverage Ratio” means, as of any date of determination, for the Company and its Restricted Subsidiaries on a consolidated basis, the ratio of (a) Consolidated EBITDAR for the four fiscal quarters ending or immediately preceding such date to (b) Consolidated Fixed Charges for such four fiscal quarters.

“Foreign Restricted Subsidiary” means any Foreign Subsidiary that is a Restricted Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP”  means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Governmental Authority”  means

(a)           the government of

Schedule B-7

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)           any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guaranty”  means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)           to purchase such indebtedness or obligation or any property constituting security therefor;

(b)           to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)           to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)           otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polycholorinated biphenyls).

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

Schedule B-8

“including” means, unless the context clearly requires otherwise, “including, without limitation.”

“Institutional Investor” means (a) any original purchaser of a Note or any Affiliate thereof, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Intangibles” means any Intellectual Properties (including any amounts, however designated, representing the cost of acquisition of business and investments in excess of the book value thereof), unamortized debt discount and expense, deferred research and development costs, any write-up of asset value after November 30, 2001 and any other assets treated as intangible assets under GAAP.

“Intellectual Properties” means any material patents, patent applications, copyrights, copyright applications, trade secrets, trade names and trademarks, technologies, methods, processes or other proprietary properties or information.

“Intercreditor Indebtedness” means Debt owing by the Company or any of its Restricted Subsidiaries to any Intercreditor Lender pursuant to the Credit Agreement, the 1996 Note Purchase Agreement and this Agreement.

“Intercreditor Lenders” means, collectively, the holders of the Notes, the Bank Lenders, and the holders of the Existing Notes.

“Inventory” means, with respect to any Note Party, all goods, merchandise and other personal property which are held by such Note Party for sale or lease, including those held for display or demonstration.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.6.

“Margined Tangible Assets Coverage Ratio” means the ratio of (A) (i) the sum of 85% of Eligible Accounts Receivable, plus (ii) 60% of Eligible Inventory, plus (iii) 50% of Equipment, plus (iv) 80% of Appraised Real Estate Amount, plus (v) the Value of Pledged Foreign Subsidiary Stock to (B) the outstanding principal amount of Intercreditor Indebtedness.  As used herein, the “Value of Pledged Foreign Subsidiary Stock” means, with respect to the Capital Stock of each Foreign Subsidiary that has been pledged by the Note Parties as Collateral hereunder and is subject to a valid and perfected First Priority Lien in favor of the Collateral Agent (including the taking of actions described in Section 9.11 with respect to each such Foreign Subsidiary, subject to the percentage limitations set forth therein), an amount equal to (x) the trailing four quarter Consolidated EBITDA for such Foreign Subsidiary multiplied by 1.625, in the event only 65% of the issued and outstanding Capital Stock of such Foreign Subsidiary has been pledged, or (y) the trailing four quarter Consolidated EBITDA for such Foreign Subsidiary multiplied by 2.5, in the event 100% of the issued and outstanding Capital Stock of such Foreign Subsidiary has been pledged.

Schedule B-9

 “Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Restricted Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

“Mortgage” means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Note Party, substantially in the form of Exhibit 4 to this Agreement or in such other form as may be approved by the Required Holders, in each case with such changes thereto as may be required by the Required Holders based on local laws or customary local mortgage or deed of trust practices or (ii) at the Required Holders’ option, in the case of property that is mortgaged after the date of the Closing pursuant to Section 9.6, an amendment to an existing Mortgage, in form satisfactory to the Required Holders, in either case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time.

“Mortgage Policies” is defined in Section 4.11(b).

“Mortgaged Property” shall have the meaning assigned to such term in the Mortgages.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

                      “Note Documents” means this Agreement, the Notes, the Subsidiary Guaranty, the Collateral Documents and the Collateral Agency and Intercreditor Agreement.

“Note Party” means each of the Company and the Subsidiary Guarantors, and “Note Parties” means all such Persons, collectively.

“Notes” is defined in Section 1.

“Obligations” shall have the meaning assigned to such term in the Collateral Agency and Intercreditor Agreement.

“Off-Balance Sheet Debt” means all Debt of any partnership or joint venture of which the Company or any Subsidiary is a general partner or joint venturer, recourse with respect to which may be had against the Company or any Restricted Subsidiary or any of their respective assets.

Schedule B-10

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Organizational Documents” means the documents (including bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Other Purchasers” means each of the other purchasers of Notes in the principal amount specified opposite its name in Schedule A to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Liens” means, at any time, Liens in respect of property of the Note Parties permitted to exist at such time pursuant to the terms of Section 10.3.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Purchasers” means, collectively, you and the Other Purchasers party to this Agreement.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“QPAM Exemption” means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company, any Restricted Subsidiary or any of their Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

“Restricted Lease” means any lease for real property other than a Capitalized Lease Obligation with an initial lease term (as defined under GAAP) (or a term that is extendable or renewable at either party’s option for a total lease term) of one year or more from the date of creation thereof.

Schedule B-11

“Restricted Payment” means (i) the declaration or payment of any dividend on, or any distribution to the holders of, any shares of any class of capital stock of the Company or any Restricted Subsidiary, (ii) any purchase, redemption or other acquisition of shares of any class of capital stock of the Company or any Restricted Subsidiary (for consideration other than shares of Capital Stock (other than redeemable Capital Stock) of the Company or such Restricted Subsidiary), and (iii) any payment on account of any of the items in clauses (i) through (ii); provided that dividends paid by a Restricted Subsidiary to the Company or a Restricted Subsidiary shall not constitute Restricted Payments.

“Restricted Subsidiary” means, at any time, any Subsidiary of the Company which is not then designated an Unrestricted Subsidiary by the Board of Directors of the Company.

“S&P” means Standard & Poors Ratings Group, a division of McGraw Hill, Inc. and any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Agreement” means the Security Agreement dated as of even date herewith among the Collateral Agent, the Company and the Subsidiary Guarantors, substantially in the form of Exhibit 5 to this Agreement, as the same may be amended, supplemented and modified from time to time.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Shareholder” shall mean any record or beneficial holder of 5% or more of any class of the Company’s capital stock.  For purposes of making this computation, all warrants, rights, options, convertible securities and other rights to purchase or acquire a class of Company capital stock shall be deemed to be exercised.

“Significant Subsidiary” shall mean any Subsidiary with total assets (a) with a net book value in excess of 20% of Consolidated Tangible Assets as at the end of the immediately preceding fiscal quarter or (b) that generated in excess of 20% of Consolidated Net Income before interest and income taxes for any of the three most recently ended fiscal years.

“Subsidiary” means, as to any Person, any corporation or other Person of which more than 50% of the outstanding Voting Stock or other voting ownership interests are owned or controlled, directly or indirectly, by such Person either directly or through such Person’s Subsidiaries.  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

Schedule B-12

“Subsidiary Guarantor” means each Domestic Subsidiary in existence on the date of Closing and each Domestic Subsidiary that executes the applicable Note Documents pursuant to Section 9.8 hereof.

“Subsidiary Guaranty” means the Subsidiary Guaranty dated as of even date herewith, executed by the Subsidiary Guarantors, substantially in the form of Exhibit 6 to this Agreement, as the same may be amended, supplemented and modified from time to time.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

 “Title Company” means, collectively, one or more title insurance companies satisfactory to the Collateral Agent and the Required Holders.

“Unrestricted Subsidiary” shall mean each Subsidiary of the Company which is so designated by the Board of Directors of the Company; provided, however, that no such designation shall be effective unless (a) at the time of such designation, such Subsidiary does not own any shares of capital stock or Debt of the Company or any other Restricted Subsidiary which is not simultaneously being designated an Unrestricted Subsidiary, (b) immediately after giving effect to such designation, and after deducting from all covenant calculations made in respect of the immediately preceding four fiscal quarters the assets, liabilities, revenues and costs attributable to such Subsidiary (i) no Default or Event of Default would either occur and be continuing or would have occurred at any time during the immediately preceding four fiscal quarters; (ii) the Company would be permitted to make the investment in such Subsidiary resulting from such designation in compliance with Section 10.5(g); and (iii) such designation is treated at the time of designation and at all times thereafter as a sale of assets for purposes of Section 10.2 and the Company would be permitted to make such asset sale in compliance with such Section.  Any Subsidiary which has been designated as an Unrestricted Subsidiary pursuant to the preceding sentence may, at any time thereafter, be redesignated as a Restricted Subsidiary by resolution of the Board of Directors of the Company (a certified copy of which shall promptly be delivered to each holder of the Notes) if, immediately after giving effect to such redesignation and all other simultaneous designations and redesignations, if any, of other Subsidiaries pursuant to this definition, no Default or Event of Default shall exist.  Any Subsidiary which has been redesignated as a Restricted Subsidiary as provided in the preceding sentence of this definition may not thereafter be designated or redesignated as an Unrestricted Subsidiary.  No (x) Domestic Subsidiary or (y) Foreign Subsidiary whose Capital Stock has been pledged by the Note Parties as Collateral hereunder may be, or may be designated as, an Unrestricted Subsidiary; provided, however, the Company may designate a Domestic Subsidiary as an Unrestricted Subsidiary if such designation is either made at the time of acquisition or formation of such Domestic Subsidiary.

           “Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

Schedule B-13

EXHIBIT 1

[FORM OF 5.36% SENIOR SECURED NOTE DUE 2009]

THIS NOTE IS SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN A COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT THAT, AMONG OTHER THINGS, ESTABLISHES CERTAIN RIGHTS WITH RESPECT TO THE SECURITY FOR THIS NOTE AND THE SHARING OF PROCEEDS THEREOF WITH CERTAIN OTHER SECURED CREDITORS (AS DEFINED IN THE COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT).  AS A CONDITION TO TRANSFER, ANY TRANSFEREE OF A NOTE MUST BECOME A PARTY TO THE COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT.  COPIES OF SUCH COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT WILL BE FURNISHED TO ANY HOLDER OF THIS NOTE UPON REQUEST TO THE COMPANY.

AMERON INTERNATIONAL CORPORATION

5.36% SENIOR SECURED NOTE DUE NOVEMBER 30, 2009

No. [_____]	[Date]
$[_______]	PPN 030710 C* 6

FOR VALUE RECEIVED, the undersigned, AMERON INTERNATIONAL CORPORATION (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [                      ], or registered assigns, the principal sum of [                               ] DOLLARS on November 30, 2009 (or such amount thereof that remains outstanding), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 5.36% per annum from the date hereof, payable semiannually, on the 30th day of May and November in each year, commencing with May 30, 2003, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreements referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 7.36% or (ii) 2% over the rate of interest publicly announced by The Bank of New York from time to time in New York, New York as its “base” or “prime” rate.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America in the State of California at the principal office of the Company in such jurisdiction or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

Exhibit 1-1

This Note is one of a series of Senior Secured Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of ________, 2003 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement, (ii) to have become a party to the Collateral Agency and Intercreditor Agreement (as defined in the Note Purchase Agreement) and (iii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement.  This Note is secured by the Collateral Documents and is guaranteed by the Subsidiary Guarantors pursuant to the Subsidiary Guaranty.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

AMERON INTERNATIONAL CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Exhibit 1-2

TABLE OF CONTENTS

5.10.	Title to Property; Leases	9
5.11.	Licenses, Permits, etc	9
5.12.	Compliance with ERISA	10
5.13.	Private Offering by the Company	11
5.14.	Use of Proceeds; Margin Regulations	11
5.15.	Existing Debt; Future Liens	11
5.16.	Foreign Assets Control Regulations, etc.	11
5.17.	Status under Certain Statutes	12
5.18.	Environmental Matters	12
5.19.	Creation, Perfection and Priority of Liens	13
6.	REPRESENTATIONS OF THE PURCHASER	13
6.1.	Purchase for Investment	13
6.2.	Source of Funds	13
7.	INFORMATION AS TO COMPANY	15
7.1.	Financial and Business Information	15
7.2.	Officer’s Certificate	18
7.3.	Inspection	19
8.	PREPAYMENT OF THE NOTES	19
8.1.	Required Prepayments	19
8.2.	Optional Prepayments with Make-Whole Amount	19
8.3.	Allocation of Partial Prepayments	20
8.4.	Maturity; Surrender, etc.	20
8.5.	[Intentionally Omitted]	20
8.6.	Make-Whole Amount	20
8.7.	Prepayments under the Collateral Agency and Intercreditor Agreement.	22
9.	AFFIRMATIVE COVENANTS	22
9.1.	Compliance with Law	22
9.2.	Insurance	22
9.3.	Maintenance of Properties	23
9.4.	Payment of Taxes and Claims	23
9.5.	Corporate Existence, etc.	23
9.6.	Environmental and Safety Laws	23
9.7.	Information Required by Rule 144A	24

9.8.	Execution of Subsidiary Guaranty and Collateral Documents	24
9.9.	Credit Agreement Availability	25
9.10.	Annual Perfection Opinion	25
9.11.	Pledged Collateral	25
9.12.	Further Assurances	26
9.13.	Control Agreements	26
10.	NEGATIVE COVENANTS	26
10.1.	Related Party Transactions	26
10.2.	Merger and Sale of Assets	27
10.3.	Liens	28
10.4.	Financial Covenants	30
10.5.	Limitation on Certain Investments	31
10.6.	Sale and Lease-back	32
10.7.	Sale or Discount of Receivables	33
10.8.	[Intentionally Omitted]	33
10.9.	Limitation on Restricted Payments	33
10.10.	Burdensome Agreements	33
10.11.	Change in Nature of Business	34
10.12.	Fiscal Year	34
10.13.	Ownership of Subsidiaries	34
10.14.	Amendments or Modifications to Other Debt	34
10.15.	Restricted Leases	35
11.	EVENTS OF DEFAULT	35
12.	REMEDIES ON DEFAULT, ETC.	38
12.1.	Acceleration	38
12.2.	Other Remedies	38
12.3.	Rescission	39
12.4.	No Waivers or Election of Remedies, Expenses, etc.	39
13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES	39
13.1.	Registration of Notes	39
13.2.	Transfer and Exchange of Notes; Transferee to Become Party to Collateral Agency and Intercreditor Agreement	40
13.3.	Replacement of Notes	40

14.	PAYMENTS ON NOTES	41
14.1.	Place of Payment	41
14.2.	Home Office Payment	41
15.	EXPENSES, ETC	41
15.1.	Transaction Expenses	41
15.2.	Survival	42
16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT	42
17.	AMENDMENT AND WAIVER	42
17.1.	Requirements	42
17.2.	Solicitation of Holders of Notes	42
17.3.	Binding Effect, etc.	43
17.4.	Notes held by Company, etc.	43
18.	NOTICES	43
19.	REPRODUCTION OF DOCUMENTS	44
20.	CONFIDENTIAL INFORMATION	44
21.	SUBSTITUTION OF PURCHASER	45
22.	MISCELLANEOUS	45
22.1.	Successors and Assigns	45
22.2.	Payments Due on Non-Business Days	45
22.3.	Severability	46
22.4.	Construction	46
22.5.	Counterparts	46
22.6.	Governing Law	46
22.7.	Collateral Release Date	46

SCHEDULE A	-	INFORMATION RELATING TO PURCHASERS
SCHEDULE B	-	DEFINED TERMS
SCHEDULE 4.9	-	Changes in Corporate Structure
SCHEDULE 5.3	-	Disclosure Materials
SCHEDULE 5.4	-	Subsidiaries of the Company and Ownership of Subsidiary Stock
SCHEDULE 5.8	-	Litigation; Observance of Agreements, Statutes and Orders
SCHEDULE 5.14	-	Use of Proceeds
SCHEDULE 5.15	-	Existing Debt; Future Liens
SCHEDULE 10.3	-	Existing Liens

SCHEDULE 10.5	-	Limitation on Certain Investments

EXHIBIT 1	-	Form of 5.36% Senior Secured Note due November 30, 2009
EXHIBIT 2(a)	-	Form of Opinion of General Counsel for the Company
EXHIBIT 2(b)	-	Form of Opinion of Special Counsel for the Company
EXHIBIT 3	-	Form of Collateral Agency and Intercreditor Agreement
EXHIBIT 4	-	Form of Mortgage
EXHIBIT 5	-	Form of Security Agreement
EXHIBIT 6	-	Form of Subsidiary Guaranty

AMERON INTERNATIONAL CORPORATION

$50,000,000 5.36% Senior Secured Notes due November 30, 2009

NOTE PURCHASE AGREEMENT

Dated January 24, 2003

January 24, 2007

Ameron International Corporation
245 South Los Robles Avenue
Pasadena, California  91101-3638

Re:  Note Purchase Agreement dated as of January 24, 2003

Ladies and Gentlemen:

Reference is made to the Note Purchase Agreement, dated as of January 24, 2003 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and between Ameron International Corporation, a Delaware corporation (the “Company”), on the one hand, and the Purchasers named therein, on the other hand.  Capitalized terms not defined herein shall have the meanings given to such terms in the Agreement.

1.           Amendments to Agreement; Limited Consent.  Pursuant to the request of the Company and Section 17 of the Agreement, the Purchasers agree as follows:

1.1           Clause (A) of Section 10.2(a) is amended and restated, as follows:

“(A)           any Restricted Subsidiary may merge with the Company or with any one or more wholly owned Restricted Subsidiaries so long as, in the case of any transaction involving the Company or a Subsidiary Guarantor (or a Person required to become a Subsidiary Guarantor), the Company or such Subsidiary Guarantor (or such Person required to become a Subsidiary Guarantor) shall be the continuing or surviving Person.”

1.2           Section 10.2(a) is further amended to delete the “and” at the end of clause (D) thereof; to delete the period at the end of clause (E) thereof and replace such period with a “; and”; and to insert a new clause (F) thereof, as follows:

“(F)           the Company may transfer all of the Capital Stock of Ameron (Pte) Ltd. to Ameron Singapore Brazil Holdings Pte. Ltd., a wholly-owned Subsidiary of the Company.”

1.3           Section 10.2(c) is amended to delete the language “clauses (B), (C) and (E)” and to replace such language with “clauses (B), (C), (E) and (F)”.

1.4           Notwithstanding anything to the contrary in Section 10.14 of the Agreement, the Purchasers hereby consent to the Third Amendment to Credit Agreement, dated as of the date of this letter agreement, by and among the Company and the other parties thereto, in the form of Exhibit A to this letter agreement.

1.5           The amendments and consent set forth in this letter agreement shall be limited precisely as written and shall not be deemed to be (i) an amendment, waiver, release or other modification of any other terms or conditions of any of the Note Documents or any other agreement or document related to the Note Documents, or (ii) a consent to any future amendment, consent, waiver, release or other modification.  Except as expressly set forth in this letter agreement, each of the Note Documents and the other agreements and documents related to the Note Documents shall continue in full force and effect.

2.           Representations and Warranties. In order to induce the undersigned Purchasers to enter into this letter agreement, the Company hereby represents, warrants and covenants that (i) each of the representations and warranties set forth in Section 5 of the Agreement is true, correct and complete, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true, correct and complete as of such earlier date, (ii) no Default or Event of Default is in existence, (iii) the Company and each Subsidiary Guarantor has taken all necessary action to duly authorize the execution, delivery and performance of this letter agreement, (iv) this letter agreement has been duly executed and delivered by the Company and each Subsidiary Guarantor, and this letter agreement (and the Agreement as modified hereby) constitute the Company’s and the Subsidiary Guarantors’ legal, valid and binding obligations, enforceable in accordance with their terms, except as such enforceability may be subject to (a) insolvency laws and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (v) no consent, approval, authorization or order of, or filing, registration or qualification with, any court of Governmental Authority or other third party is required in connection with the execution, delivery or performance by the Company or any Subsidiary Guarantor of this letter agreement.

3.           Other Agreements.  Within ninety (90) days of the effective date of this letter agreement (or such later date as the Required Holders shall determine in their reasonable discretion), the Company shall cause to be delivered to the Collateral Agent (with a copy thereof to the Purchasers) a pledge agreement (or similar document) with respect to 65% of the Capital Stock of Ameron Singapore Brazil Holdings Pte. Ltd. governed by the laws of Singapore, together with a legal opinion of Singapore counsel for the Company, each in form and substance reasonably satisfactory to the Required Holders.

4.           Effectiveness.  The foregoing amendments and consent shall be effective, subject to the accuracy of the above representations and warranties, when:  (a) the Purchasers shall have received (i) a fully executed and delivered counterpart of this letter agreement, (ii) a duly executed copy of the Third Amendment to Credit Agreement, dated as of the date of this letter agreement, by and among the Company and the other parties thereof, in the form of Exhibit A to this letter agreement; (b) none of the Company’s other lenders shall have received any compensation for providing any consents, waivers, amendments or other modifications in connection with the amendments and consent effected by this letter agreement; and (c) Bingham McCutchen LLP shall have received, by wire transfer of immediately available funds, payment of all its unpaid legal fees and disbursements as of the date hereof.

5.           Counterparts.  This letter agreement may be executed in one or more counterparts by the undersigned Purchasers, the Company and the Subsidiary Guarantors and all such counterparts shall be read together as a single instrument.

2

6.           Governing Law.  This letter agreement shall be governed and construed in accordance with the laws of the State of New York.

[Signature pages follow.]

3

Sincerely,

The Prudential Insurance Company of America

By:   /s/ Matt Douglass
Name:  Matt Douglass
Title:   Vice President

4

Accepted and agreed to effective
the date first appearing above:

Ameron International Corporation

By: /s/ James R. McLaughlin
Name: James R. McLaughlin
Title:  Sr. Vice President - Chief Financial Officer

By: /s/ Gary Wagner
Name: Gary Wagner
Title: EVP & Chief Operating Officer

5

Each of the following entities hereby consents to the modification effected in this letter agreement and the transactions contemplated hereby, reaffirms its obligations under the Subsidiary Guaranty and its waivers, as set forth in the Subsidiary Guaranty, of each and every one of the possible defenses to such obligations.  In addition, each of the following entities reaffirms that its obligations under the Subsidiary Guaranty are separate and distinct from the Company’s obligations.

Island Ready-Mix Concrete, Inc.

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President

Centron International Inc.

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President
American Pipe And Construction
International

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President - Treasurer

Contrad

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President - Treasurer

Amercoat Corporation

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President - Treasurer

Bondstrand Corporation

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President - Treasurer

6

Psx Corporation

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President - Treasurer

Ameron Composites, Inc.

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President - Treasurer

Bolenco Corporation

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President

7

Exhibit A

June 28, 2006

Ameron International Corporation
245 South Los Robles Avenue
Pasadena, California  91101-3638

Re:  Note Purchase Agreement dated as of January 24, 2003

Ladies and Gentlemen:

Reference is made to  the Note Purchase Agreement, dated as of January 24, 2003 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and between Ameron International Corporation, a Delaware corporation (the “Company” or “Ameron”), on the one hand, and the Purchasers named therein, on the other hand.  Capitalized terms not defined herein shall have the meanings given to such terms in the Agreement.

1.           Background.  The Company and certain of its affiliates party thereto as sellers (collectively, the “Sellers”) propose to enter into a certain Asset Purchase Agreement, dated as of June 28, 2006 (the “Purchase Agreement”), with PPG Industries, Inc., a Pennsylvania corporation (the “Buyer”), whereby the Sellers will sell to the Buyer the Purchased Assets (as such term is defined in the Purchase Agreement) relating to the Sellers’ coatings and finishes business for a sales price of approximately $115 million, and license to the Buyer certain intellectual property (the “Coatings Asset Disposition”).  The Coatings Asset Disposition will not include the Excluded Assets (as such term is defined in the Purchase Agreement), which assets include, among others, certain real property of the Sellers identified as “Owned Property” on Schedule 2.2(j) of the Purchase Agreement (the “Retained Real Property”).  The Sellers intend to dispose of the Retained Real Property in one or more separate transactions within one year of the date hereof (collectively, the “Real Property Dispositions”).

2.           Limited Waivers and Authorization to Release Certain Liens.

(a)           Subject to the provisions of Section 4 hereof, the undersigned, constituting the Required Holders, hereby (i) waive (A) Section 10.7 of the Agreement to the extent such Section would be violated upon consummation of the Coatings Asset Disposition, and (B) any requirement of the Company under the Agreement to (I) include any of the proceeds of the Coatings Asset Disposition and the Real Property Dispositions, or any one of them, in the calculation of the financial tests set forth in clause (i) and clause (ii) of Section 10.2(a) of the Agreement, or (II) deliver an Officer’s Certificate describing the use of proceeds from such dispositions, as contemplated by Section 10.2(b) of the Agreement, and (ii) authorize the Collateral Agent, upon consummation of the Coatings Asset Disposition or any Real Property Disposition, to release any of its Liens in or upon the assets comprising such disposition, as the case may be; provided, however, that (i) such waiver and authorization to release Liens relating to the Coatings Asset Disposition shall only be effective so long as such disposition is effected within 90 days of the date hereof, and (ii) such waiver and authorization to release Liens relating to the Real Property Dispositions shall only be effective so long as, and to the extent that, the Real Property Dispositions are effected within 365 days of the date hereof; and provided, further, that such waiver and authorization to release Liens relating to either the Coatings Asset Disposition or the Real Property Dispositions shall only be effective if (i) no Default or Event Default exists immediately prior to the consummation of the Coatings Asset Disposition or the applicable Real Property Disposition, as applicable, and after giving effect to such disposition, and (ii) neither the Bank Lenders under the Credit Agreement nor the holders of the notes under each of the other note purchase agreements shall be entitled to receive any amendment or similar fee as consideration for entering into the applicable consent or waiver relating to the Coatings Asset Disposition or any Real Property Disposition, as the case may be, unless the foregoing creditors and the holders of Notes under the Agreement are each offered an amendment or similar fee in proportion to the unpaid principal amount owing to such creditor at such time.

(b)           Subject to the provisions of Section 4 hereof, the undersigned, constituting the Required Holders, hereby waive any default that may have occurred under the Agreement in connection with the formation of certain Subsidiaries since November 25, 2005; provided, however, that such waiver shall only be effective so long as each relevant Note Party has fulfilled, no later than July 30, 2006, its obligations under Section 9.8 and Section 9.11 of the Agreement, as applicable, relating to the formation of such Subsidiaries.

(c)           The limited waivers and authorization to release certain liens set forth in this letter agreement shall be limited precisely as written and shall not be deemed to be (i) an amendment, waiver, release or other modification of any other terms or conditions of any of the Note Documents or any other agreement or document related to the Note Documents, or (ii) a consent to any future amendment, consent, waiver, release or other modification.  Except as expressly set forth in this letter agreement, each of the Note Documents and the other agreements and documents related to the Note Documents shall continue in full force and effect.

3.           Representations, Warranties and Covenants. In order to induce the undersigned Required Holders to enter into this letter agreement, the Company hereby represents, warrants and covenants that:

(a)           each of the representations and warranties set forth in Section 5 of the Agreement is true, correct and complete, except to the extent such representations and warranties expressly relate to (i) an earlier date, in which case such representations and warranties are true, correct and complete as of such earlier date, and (ii) the information set forth on Schedule 5.4 of the Agreement, in which case such representations and warranties are true, correct and complete with respect to the information set forth on the revised Schedule 5.4 attached hereto as Exhibit A; and

(b)           no Default or Event of Default is in existence.

4.           Effectiveness.  The foregoing waiver shall be effective, subject to the accuracy of the above representations and warranties, when: (a) each of the undersigned shall have received (i) a fully executed and delivered counterpart of this letter agreement, (ii) evidence satisfactory to it that the Company and the Subsidiary Guarantors have entered into, or simultaneously herewith are entering into, a substantially similar consent or waiver with the requisite Bank Lenders under the Credit Agreement and the requisite holders of the notes under each of the other note purchase agreements, and none of the foregoing creditors shall be entitled to receive any amendment or similar fee as consideration for entering into the applicable consent or waiver; and (b) Bingham McCutchen LLP shall have received, by wire transfer of immediately available funds, payment of all its unpaid legal fees and disbursements as of the date hereof.  This waiver may be executed in one or more counterparts by the undersigned, the Company and the Subsidiary Guarantors and all such counterparts shall be read together as a single instrument.

[Signature pages follow.]

2

Sincerely,

The Prudential Insurance Company of America

By:   /s/ Matt Douglass
Name:  Matt Douglass
Title:   Vice President

3

Accepted and agreed to effective
the date first appearing above:

Ameron International Corporation

By: /s/ James R. McLaughlin
Name: James R. McLaughlin
Title:  Sr. V.P. - CFO & Treasurer

By: /s/ Gary Wagner
Name: Gary Wagner
Title: EVP & Chief Operating Officer

4

Each of the following entities hereby consents to the modification effected in this letter agreement and the transactions contemplated hereby, reaffirms its obligations under the Subsidiary Guaranty and its waivers, as set forth in the Subsidiary Guaranty, of each and every one of the possible defenses to such obligations.  In addition, each of the following entities reaffirms that its obligations under the Subsidiary Guaranty are separate and distinct from the Company’s obligations.

Island Ready-Mix Concrete, Inc.

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President

Centron International Inc.

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President

American Pipe And Construction
International

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President - Treasurer

Contrad

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President - Treasurer

Amercoat Corporation

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President - Treasurer

Bondstrand Corporation

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President - Treasurer

5

Psx Corporation

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President - Treasurer

Ameron Composites, Inc.

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President - Treasurer

Bolenco Corporation

By: /s/ Gary Wagner
Name: Gary Wagner
Title: Vice President

6

Exhibit A

November 25, 2005

Ameron International Corporation
245 South Los Robles Avenue
Pasadena, California 91101-3638

Re:           First Amendment to 2003 Note Purchase Agreement

Ladies and Gentlemen:

Reference is made to that certain Note Purchase Agreement, dated as of January 24, 2003, between Ameron International Corporation, a Delaware corporation (the “Company”), on the one hand, and The Prudential Insurance Company of America (the “Purchaser”), on the other hand (as amended, restated, supplemented or otherwise modified from time to time, collectively, the “Note Agreement”).  Capitalized terms used herein without definition have the meanings ascribed to such terms in the Note Agreement.

The Company has requested that the Purchaser amend certain provisions of the Note Agreement as set forth herein, subject to the conditions and in reliance on the representations and warranties set forth herein.

In consideration of the foregoing recital, the parties hereto agree as follows:

1.           Amendments to the Note Agreement.  Pursuant to Section 17.1 of the Note Agreement, the Note Agreement is hereby amended as follows:

1.1           Section 10.10 of the Note Agreement is hereby amended by deleting clause (2) in its entirety and inserting the following in lieu thereof:

“(2) any other credit, loan, note, guaranty or other similar agreement pursuant to which financing constituting Intercreditor Indebtedness is or may be made available to, or guaranteed by, the Company or any Restricted Subsidiary,”

1.2           Section 11(l) of the Note Agreement is hereby amended and restated in its entirety to read as follows:

“(l)           a Change of Control shall occur.”

1.3           Schedule B to the Note Agreement is hereby amended by adding the following new definitions in their proper alphabetical order:

“2005 Note Purchase Agreement” means that certain Note Purchase Agreement dated as of November 25, 2005 among Ameron (Pte) Ltd. and each of the purchasers named on Schedule A thereto, as the same may be amended, modified, restated or supplemented and in effect from time to time.

“2005 Notes” means those certain 4.245% senior secured notes due November 25, 2012 issued by Ameron (Pte) Ltd. pursuant to the terms and provisions of the 2005 Note Purchase Agreement.

1.4           Clause (ii) of the definition of “Change of Control” set forth on Schedule B to the Note Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, (A) the Credit Agreement, the 1996 Note Purchase Agreement, the 2005 Note Purchase Agreement or any other credit, loan, note, guaranty or other similar agreement pursuant to which financing constituting Intercreditor Indebtedness is or may be made available to, or guaranteed by, the Company or any Restricted Subsidiary, or (B) any indenture or agreement in respect of Material Indebtedness to which the Company or any Restricted Subsidiary is a party.”

1.5           The definition of “Collateral Agency and Intercreditor Agreement” set forth on Schedule B to the Note Agreement is hereby amended and restated in its entirety to read as follows:

“Collateral Agency and Intercreditor Agreement” means the Amended and Restated Collateral Agency and Intercreditor Agreement dated as of November 25, 2005 among the Collateral Agent, the holders of the Notes and the senior lenders listed on the signature pages thereto, substantially in the form of Exhibit 3 to this Agreement, as the same may be amended, amended and restated, supplemented and modified from time to time.

1.6           The definition of “Intercreditor Indebtedness” set forth on Schedule B to the Note Agreement is hereby amended and restated in its entirety to read as follows:

“Intercreditor Indebtedness” means Debt owing by the Company or any of its Restricted Subsidiaries to any Intercreditor Lender pursuant to the Credit Agreement, the 2003 Note Purchase Agreement, the 2005 Note Purchase Agreement, this Agreement or any other credit, loan, note, guaranty or other similar agreement pursuant to which financing is or may be made available to, or guaranteed by, the Company or any Restricted Subsidiary so long as such Debt constitutes “Obligations” under, and as defined in, the Collateral Agency and Intercreditor Agreement.

1.7           The definition of “Intercreditor Lenders” set forth on Schedule B to the Note Agreement is hereby amended and restated in its entirety to read as follows:

“Intercreditor Lenders” means, collectively, the holders of the Notes, the Bank Lenders, the holders of the 2003 Notes, the holders of the 2005 Notes and any other Secured Creditor (as such term is defined in the Collateral Agency and Intercreditor Agreement).

2

1.8           Exhibit 3 to the Note Agreement is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto and made a part hereof.

1.9           Schedule 5.4 to the Note Agreement is hereby amended and restated in its entirety as set forth on Exhibit B attached hereto and made a part hereof.

2.           Representations and Warranties.  The Company hereby certifies that as of the date hereof (a) after giving effect to the amendment set forth in Section 1.9 above, the representations and warranties of the Company contained in Section 5 of the Note Agreement are true and correct as though made on and as of such date and (b) no Default or Event of Default under the Note Agreement exists or will exist after giving effect to the amendments and the waiver set forth herein and the transactions contemplated hereby.

3.           Conditions to Effectiveness.  The effectiveness of the amendments set forth in Section 1 of this letter agreement is subject to the following:

(a)           receipt by the holders of the Notes of a counterpart of this letter agreement, duly executed and delivered by the Company and the Required Holders;

(b)           the Company shall have delivered to each holder of the Notes fully executed copies of (i)  the Amended and Restated Collateral Agency and Intercreditor Agreement dated as of the date hereof among the Collateral Agent, the holders of the Notes, Bank of America, N.A., as Administrative Agent under the Credit Agreement, the Bank Lenders, the holders of the Existing Notes and the holders of the 2005 Notes and acknowledged and consented to by the Company, each of the other Note Parties and Ameron (Pte) Ltd., (ii) amendments to the Security Agreement and the Mortgages granting Liens in favor of the Collateral Agent to secure the obligations of the Note Parties under and in respect of the 2005 Note Purchase Agreement and the 2005 Notes, which collectively shall have been duly executed on behalf of each Note Party party thereto and the Collateral Agent and (iii) appropriate endorsements to the Mortgage Policies in form and substance reasonably satisfactory to the holders of the Notes;

(c)           the Company shall have delivered to each holder of the Notes a fully executed copy of the 2005 Note Purchase Agreement and any amendment to the 1996 Note Purchase Agreement executed in connection therewith, each as originally executed and delivered, together with all exhibits and schedules thereto; and

(d)           the Company shall have paid all costs and expenses incurred by the Purchaser (including, without limitation, reasonable attorneys’ fees and expenses) in connection with this letter agreement and the transactions contemplated hereby.

4.           No Waiver.  The amendments set forth in this letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent or waiver of any other terms or conditions of the Note Agreement or any other document related to the Note Agreement or any other credit arrangement between any holder of the Notes or any of their respective affiliates and the Company and its affiliates, (b) a waiver of any right or remedy of the holders of the Notes issued under the Note Agreement, or (c) a consent to any future amendment, consent or waiver of the Note Agreement or any future transaction, event or condition which would constitute a Default or Event of Default under the Note Agreement.  Except as expressly set forth in this letter agreement, the Note Agreement and all related documents shall continue in full force and effect and shall not be impaired or otherwise affected by the execution of this letter agreement.

3

5.           Counterpart.                                This letter agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Execution of this letter agreement by any of the parties may be evidenced by way of a faxed transmission of such party’s signature and such faxed signature shall be deemed to constitute the original signature of such party to this letter agreement.

6.           Governing Law.  This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, excluding choice of law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

[Remainder of page intentionally left blank; next page is signature page.]

4

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterparts of this letter agreement, whereupon, subject to satisfaction of the conditions set forth in paragraph 3 above, this letter agreement will become a binding agreement among the Company and the Purchaser.

Very truly yours,

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: /s/ Matt Douglass
Name: Matt Douglass
Title: Vice President

The foregoing letter agreement is hereby accepted as of the date first above written.

AMERON INTERNATIONAL CORPORATION

By: /s/ James R. McLaughlin
Name: James R. McLaughlin
Title:  Sr. V.P. - CFO & Treasurer

By: /s/ Gary Wagner
Name: Gary Wagner
Title: EVP & Chief Operating Officer

[Signature Page to First Amendment to 2003 Note Purchase Agreement]

EXHIBIT A

AMENDED AND RESTATED
COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT

See attached

Exhibit A-1

EXHIBIT B

SUBSIDIARIES

See attached

Exhibit B-1